Exhibit 10.1

AMENDMENT NO. 2 TO CREDIT AND GUARANTY AGREEMENT

THIS AMENDMENT NO. 2 TO CREDIT AND GUARANTY AGREEMENT, dated as of June 13, 2017 (this “Amendment”) among OZ MANAGEMENT LP, a Delaware limited partnership (the “Borrower”), OZ ADVISORS LP, a Delaware limited partnership, OZ ADVISORS II LP, a Delaware limited partnership, and OCH-ZIFF FINANCE CO. LLC, a Delaware limited liability company (collectively, the “Guarantors”), the Lenders party hereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”). Each capitalized term used herein and not defined herein shall have the meaning ascribed thereto in the Credit Agreement referred to below.

WITNESSETH
WHEREAS, the Borrower, the Guarantors, the Lenders, the Administrative Agent and certain other Persons are parties to that certain Credit and Guaranty Agreement, dated as of November 20, 2014, as amended by Amendment No. 1 to Credit and Guaranty Agreement, dated as of December 29, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”); and
WHEREAS, the Borrower has requested that the Requisite Lenders agree to amend the Credit Agreement to provide for certain amendments described herein.
NOW, THEREFORE, in consideration of the premises set forth above, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Amendments to the Credit Agreement. Subject to the satisfaction of the condition precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as of the Amendment Effective Date as follows:
(a)The definition of “Combined Total Debt” in Section 1.01 of the Credit Agreement is hereby amended by
(i)deleting the period from the end of such definition, and
(ii)adding the following provision to the end of the proviso following “any OZ Fund described in clause (b) of this definition)”:
“; provided, further, that in any event “Combined Total Debt” shall exclude any Indebtedness of Qualifying Risk Retention Subsidiaries incurred to finance the purchase or holding of Risk Retention Interests (including, without limitation, any guarantees made by any Qualifying Risk Retention Subsidiary) in an aggregate amount not to exceed $400 million at any time outstanding.”
(b)The definition of “Economic Income Leverage Ratio” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“Economic Income Leverage Ratio” means as of the last day of any Fiscal Quarter, the ratio of (i) Combined Total Debt (net of Unrestricted Cash and Cash Equivalents) as of such day to (ii) Combined Economic Income for the four-Fiscal Quarter period ending on such day; provided that the Combined Economic Income used in calculating the Economic Income Leverage Ratio as of any time other than the last day of a Fiscal Quarter shall mean the Combined Economic Income for the period ending on the last day of the Fiscal Quarter prior to such time of determination for which financial statements have been delivered pursuant to Section 5.01; provided, further, that for purposes of calculating Combined Economic Income for the Fiscal Quarters ending on each of March 31, 2017, June 30, 2017 and September 30, 2017, the amount of bonus compensation expenses attributable to the Fiscal Quarter ended on

December 31, 2016 to be added pursuant to clause (iii) of the definition of “Combined Economic Income” shall be accrued on a quarterly basis and shall include: (x) for the Fiscal Quarter ending on March 31, 2017, 75% of the amount of bonus compensation expenses during the Fiscal Quarter ended on December 31, 2016; (y) for the Fiscal Quarter ending on June 30, 2017, 50% of the amount of bonus compensation expenses during the Fiscal Quarter ended on December 31, 2016; and (z) for the Fiscal Quarter ending on September 30, 2017, 25% of the amount of bonus compensation expenses during the Fiscal Quarter ended on December 31, 2016.”
(c)Section 5.08(b) of the Credit Agreement is hereby amended by replacing the reference to “4.0 to 1.0” at the end of clause (ii) thereto with “the maximum Economic Income Leverage Ratio permitted under Section 6.10(b)”.
(d)Section 6.01(c) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“(c) Indebtedness of any Credit Party; provided that at the time such Indebtedness is incurred, and immediately after giving effect to the incurrence thereof on a Pro Forma Basis, (i) the Economic Income Leverage Ratio shall not exceed: (1) on or prior to December 31, 2017, 4.00:1.00, (2) during the fiscal year ending December 31, 2018, 3.50:1.00, and (3) on or after January 1, 2019, 3.00:1.00, and (ii) no Default or Event of Default shall have occurred and be continuing;”
(e)Section 6.01(w) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“(w) (i) Indebtedness of Qualifying Risk Retention Subsidiaries incurred to finance the purchase or holding of Risk Retention Interests (including, without limitation, any guarantees made by any Qualifying Risk Retention Subsidiary) in an aggregate amount not to exceed $400 million at any time outstanding, and (ii) to the extent constituting Indebtedness, the pledge of any Equity Interests in any Qualifying Risk Retention Subsidiary to secure Indebtedness permitted under clause (w)(i); and”
(f)Section 6.05(h) of the Credit Agreement is hereby amended by replacing the reference to “4.00 to 1.00” with “the maximum Economic Income Leverage Ratio permitted under Section 6.10(b)”.
(g)Section 6.10(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“(b)    Maximum Economic Income Leverage Ratio. The Borrower shall not permit the Economic Income Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending on September 30, 2014, to exceed: (i) for each Fiscal Quarter ending on or prior to December 31, 2017, 4.00:1.00, (ii) for each Fiscal Quarter ending on or after March 31, 2018 but on or prior to December 31, 2018, 3.50:1.00, and (iii) for each Fiscal Quarter ending on or after March 31, 2019, 3.00:1.00, in each case, subject to Section 8.02(b).”
(h)Section 7.13 of the Credit Agreement is hereby amended by replacing the reference to “4.0 to 1.0” at the end of clause (ii) thereto with “the maximum Economic Income Leverage Ratio permitted under Section 6.10(b)”.
2.Effectiveness. This Amendment shall become effective only upon the satisfaction or waiver by the Requisite Lenders of the following conditions precedent (the date of such satisfaction or waiver of the following conditions being referred to herein as the “Amendment Effective Date”):
(a)Each Credit Party, the Administrative Agent and the Requisite Lenders shall have executed and delivered counterparts of this Amendment; and

(b)The Administrative Agent shall have received the Amendment Fee pursuant to Section 5 below.
3.Representations and Warranties. Each Credit Party party hereto represents and warrants to each Lender as of the date hereof that the following statements are true and correct in all material respects:
(a)Each Credit Party has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, this Amendment, the Credit Agreement (as modified by this Amendment) and the other Credit Documents to which it is a party.
(b)The execution and delivery by each Credit Party of this Amendment, and the performance by each Credit Party of its obligations under this Amendment, the Credit Agreement (as modified by this Amendment) and the other Credit Documents, have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.
(c)The execution and delivery by each Credit Party of this Amendment, the performance by each Credit Party of its obligations under this Amendment, under the Credit Agreement (as modified by this Amendment) and under the other Credit Documents to which they are parties and the consummation of the transactions contemplated by this Amendment, the Credit Agreement (as modified by this Amendment) and the other Credit Documents do not and will not (i) violate (a) any provision of any law or any governmental rule or regulation applicable to such Credit Party or any OZ Subsidiary, (b) any of the Organizational Documents of such Credit Party or of any OZ Subsidiary, or (c) any order, judgment or decree of any court or other agency of government binding such Credit Party or any OZ Subsidiary, in the case of clauses (a), (b) and (c), except to the extent such violation would not reasonably be expected to have a Material Adverse Effect, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of such Credit Party except to the extent such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect; (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Credit Party that would not be permitted hereunder; or (iv) require any approval of stockholders, members or partners or any approval or consent of any Person under any material Contractual Obligation of any Credit Party or any of their respective OZ Subsidiaries, except for such approvals or consents which have been duly obtained, taken, given or made and are in full force and effect and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.
(d)This Amendment has been duly executed and delivered by each of the Credit Parties that is a party hereto, and the Credit Agreement as amended by this Amendment is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought by proceedings in equity or at law).
(e)As of the date hereof, the representations and warranties contained in the Credit Agreement and in the other Credit Documents are true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of such earlier date.
(f)As of the date hereof, no event has occurred and is continuing or would result from the consummation of this Amendment that would constitute an Event of Default or a Default.
4.Reference to and Effect on the Credit Agreement.
(g)On and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement as modified by Section 1 above.
(h)Except as specifically waived or modified above, the Credit Agreement and all other Credit Documents shall remain in full force and effect, and are hereby ratified and confirmed.

(i)The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any of the Credit Documents.
5.Amendment Fee. As consideration for the Requisite Lenders’ consent to this Amendment and the provision of each Requisite Lender’s signature page to this Amendment prior to June 12, 2017, the Borrower agrees to pay the Requisite Lenders an aggregate amendment fee equal to the aggregate amount of all Commitments as of the Amendment Effective Date times 0.10% (the “Amendment Fee”). The Amendment Fee shall be paid to the Administrative Agent for the pro rata account of the Requisite Lenders based on their respective Commitments as of the Amendment Effective Date.
6.Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
7.Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.
8.Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.
9.Amendment Constitutes Credit Document. This Amendment shall constitute a “Credit Document” for purposes of the Credit Agreement and the other Credit Documents.
10.Acknowledgment and Reaffirmation of Guaranty.
(a)Acknowledgment. Each Guarantor hereby (i) acknowledges receipt of a copy this Amendment and (ii) consents to the amendment of the Credit Agreement effected hereby. Each Guarantor acknowledges and agrees that any of the Credit Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of the Amendment.
(b)Reaffirmation of Guaranties. Without limiting or qualifying the foregoing, each of the Guarantors hereby ratifies, confirms and reaffirms its obligations and agreements under Article 7 of the Credit Agreement.
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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

OZ MANAGEMENT LP
By: Och-Ziff Holding Corporation,
its general partner
By: __________/s/ Alesia J. Haas____________

Name:	Alesia J. Haas

Title:	Chief Financial Officer
OZ ADVISORS LP
By: Och-Ziff Holding Corporation,
its general partner
By: __________/s/ Alesia J. Haas____________

Name:	Alesia J. Haas

Title:	Chief Financial Officer
OZ ADVISORS II LP
By: Och-Ziff Holding LLC,
its general partner
By: __________/s/ Alesia J. Haas____________

Name:	Alesia J. Haas

Title:	Chief Financial Officer
OCH-ZIFF FINANCE CO. LLC

By: __________/s/ Alesia J. Haas____________

Name:	Alesia J. Haas

Title:	Chief Financial Officer
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and a Lender

By:	/s/ Alfred Chi--
Name:    Alfred Chi
Title:    Vice President

GOLDMAN SACHS BANK USA
as a Lender
By:     /s/ Ushma Dedhiya
Name:    Ushma Dedhiya
Title:    Authorized Signatory
CITIBANK N.A.
as a Lender
By:     /s/ Erik Andersen
Name:    Erik Andersen
Title:    Vice President
MORGAN STANLEY SENIOR
FUNDING, INC.
as a Lender
By:     /s/ Harry Comninellis
Name:    Harry Comninellis
Title:    Vice President
STATE STREET BANK AND TRUST
COMPANY
as a Lender

By:     /s/ Andrei Bourdine
Name:    Andrei Bourdine
Title:    Vice President
BANK OF AMERICA, N.A.
as a Lender

By:     /s/ Russell L. Guter
Name:    Russell L. Guter
Title:    Senior Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as a Lender
By:     /s/ Doreen Barr
Name:    Doreen Barr
Title:    Authorized Signatory

By:     /s/ Nicholas Goss
Name:    Nicholas Goss
Title:    Authorized Signatory